Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH - NYSE

Parker President and COO Nick Vande Steeg Retires After 35 Years of Service

Previously Announced Executive Appointments Ensure Smooth Transition

CLEVELAND, December 12, 2006 – Parker Hannifin Corporation (NYSE: PH) today announced the retirement of President and Chief Operating Officer Nickolas W. Vande Steeg, age 63. Vande Steeg will retire as President and as a member of Parker’s Board of Directors at the end of this calendar year. Current Chairman and Chief Executive Officer, Donald E. Washkewicz, will assume the title of President.

To ensure a smooth transition, the operational responsibility for Parker’s business groups previously held by Vande Steeg are now under the responsibility of two executives, who were recently promoted to the position of Senior Vice President, Operating Officer. Each has separate and defined oversight for Parker’s business groups and regions.

As previously announced, Lee C. Banks and Thomas L. Williams were promoted to their new roles November 1 to oversee the company’s industrial businesses. This new alignment allows for more focused support of Parker’s regional groups in Latin America, Asia Pacific and Europe, where the company’s business continues to expand and grow rapidly. In addition, Robert P. Barker was also promoted November 1 to Senior Vice President, Operating Officer, and will continue his leadership of the company’s aerospace business.

Commenting on Vande Steeg’s remarkable 35-year career at Parker, Don Washkewicz, Chairman and Chief Executive Officer said, “Nick’s leadership has inspired many throughout the company to continue his legacy of success. Among Nick’s many accomplishments, he took the initiative to successfully execute the Win Strategy, which has reshaped the company to achieve the record results we are experiencing today.”

Vande Steeg began his career at Parker as a Total Quality Assurance Manager within the company’s seal business in 1971. He advanced at the company through 10 positions, including General Manager, Global Seal Group President, and finally President and COO. “Under Nick’s stewardship, the company has grown substantially around the world,” continued Washkewicz. “He has reinforced a culture of execution and results at Parker that will serve the company well for many years to come. We wish him the very best in retirement.”

“I’d like to thank the thousands of Parker employees whose hard work over the years has moved the company into a top quartile position relative to our peers,” noted Vande Steeg. “You have helped to make Parker into a great company, and have done so with a level of integrity and purpose that allows Parker people to be recognized with respect the world over. I’m confident that your professionalism and focus on premier customer service, along with our recent executive appointments, point toward even brighter days for Parker in the future.”

With annual sales exceeding $9 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 57,000 people in 43 countries around the world. Parker has increased its annual dividends paid to shareholders for 50 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Forward-Looking Statements: Forward-looking statements contained in this and other written reports and oral statements are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the Company’s future performance and earnings projections of the Company may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the Company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins and growth and innovation initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments, or significant changes in financial condition, uncertainties surrounding timing, successful completion or integration of acquisitions, threats associated with and efforts to combat terrorism, competitive market conditions and resulting effects on sales and pricing, increases in raw material costs that cannot be recovered in product pricing, the Company’s ability to manage costs related to insurance and employee retirement and health care benefits, and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The Company undertakes no obligation to update or publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this Report.